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                                 AMENDED AND RESTATED
                                  PLAN OF CONVERSION

                          CERRO GORDO BUILDING & LOAN, S.B.
                                CERRO GORDO, ILLINOIS











                                                     As adopted March 11, 1998
                                                          Amended May 26, 1998
                                                         Amended July 16, 1998

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                                      ARTICLE I.
                                       GENERAL

     (a) This Plan of Conversion ("Plan") provides for the Conversion of Cerro Gordo Building & Loan, s.b. (the "Savings Bank") from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank. The purpose of the Conversion is to enable the Savings Bank to increase its equity capital base to provide for investment in its business, expansion of deposit base and facilities and for potential and possible diversification into other related financial services activities and to change its operational structure to provide greater flexibility to consider acquisitions of or affiliations or combinations with other financial institutions. The Board of Directors of the Savings Bank currently contemplates that all of the stock of the Savings Bank will be held by a Delaware corporation (the "Holding Company"). If utilized, the Holding Company will provide greater organizational flexibility, affording depositors and others the opportunity to become stockholders of the Holding Company and to participate more directly in any future growth of the Savings Bank. The increased capital base is expected to further enhance the Savings Bank's ability to render services to the public. The more flexible operational structure and increased powers of a capital stock institution are expected to assist the Savings Bank in competing with commercial banks and other financial institutions.

     (b) Shares of capital stock of the Savings Bank will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein to the Savings Bank's Eligible Account Holders, Employee Benefit Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the Savings Bank and the Holding Company through a Community Offering, if feasible. If the Savings Bank decides not to utilize the Holding Company in the Conversion, Conversion Stock of the Savings Bank, in lieu of the Holding Company, will be sold as set forth above and in the respective priorities set forth in this Plan. In addition to the foregoing, the Savings Bank and Holding Company intend to implement stock option plans and other stock benefit plans, subject to ratification by stockholders of the Holding Company, and will provide employment or severance agreements to certain management employees and certain other benefits to director officers and employees of the Savings Bank as will be described in the Prospectus for the Conversion Stock.


     (c) This Plan, which has been approved by a least a two-thirds majority of the Board of Directors of the Savings Bank, must also be approved by the affirmative vote of a majority of the total number of votes entitled to be cast by Voting Members of the Savings Bank at a special meeting to be called for that purpose. Prior to the submission of this Plan to the Voting Members for consideration, this Plan must be approved by the Office of the Commissioner of Banks and Real Estate (the "Commissioner"), and the Federal Deposit Insurance Corporation ("FDIC") must not object to the Plan.


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     (d)  Upon Conversion, each Person having a Deposit Account at the
Savings Bank prior to Conversion will continue to have a Deposit Account in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion. After Conversion, the Savings Bank will succeed to all the rights, interests, duties and obligations of the Savings Bank before Conversion, including but not limited to all rights and interests of the Savings Bank in and to its assets and properties, whether real, personal or mixed. The Savings Bank intends at this time to continue to be a member of the Federal Home Loan Bank System and all of its insured savings deposits will continue to be insured by the FDIC through the Savings Association Insurance Fund to the extent provided by applicable law. Furthermore, no change will be made in the Board of Directors or management of the Savings Bank as a result of the Conversion.

                                     ARTICLE II.
                                     DEFINITIONS

     In addition to terms defined elsewhere in this Plan, for purposes of this Plan, the following terms shall have the following meanings:

     SECTION 2.1    "ACTING IN CONCERT":  The term Acting in Concert means:

     (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether pursuant to an express agreement; or

     (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

For purposes of this Plan, a Person or company which acts in concert with another Person or company ("other party") shall also be considered to be acting in concert with any Person or company who is also acting in concert with that other party, provided that any Employee Plan shall not be considered to be acting in concert with its trustee or a Person who serves in a similar capacity solely to determine whether stock held by the trustee and stock held by such Employee Plan shall be aggregated. Persons who are Acting in Concert may be referred to in this Plan as a "Group Acting in Concert."

     SECTION 2.2 "ASSOCIATE": The term Associate, when used to indicate a relationship with any Person, means:

     (a) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank or Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

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     (b)  any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any Employee Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

     (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Savings Bank, any of its subsidiaries or the Holding Company.

     SECTION 2.3 "CAPITAL STOCK": The term Capital Stock means any and all authorized stock in the Savings Bank as converted.

     SECTION 2.4 "COMMISSIONER'S CONVERSION REGULATIONS": The term Commissioner's Conversion Regulations means the regulations of the Commissioner governing conversions of Illinois chartered savings banks from the mutual to the stock form of ownership, set forth at 38 Ill. Adm. Code 1075.1800 et SEQ.

     SECTION 2.5 "COMMUNITY OFFERING": The term Community Offering means the offering for sale of shares of Conversion Stock to certain members of the general public to whom the Prospectus and Order Form are delivered, with preference given to natural persons who reside in Piatt County, Illinois, concurrently with or after completion of the Subscription Offering, to the extent shares of Conversion Stock remain available after satisfying all subscriptions received in the Subscription Offering and accepted by the Savings Bank and the Holding Company.

     SECTION 2.6 "CONVERSION": The term Conversion means the adoption by the Savings Bank of articles of incorporation and bylaws, authorizing the issuance of capital stock and conforming to the applicable requirements of the Illinois Savings Bank Act (205 ILCS 205/1001 et SEQ.) and the regulations promulgated thereunder by the Commissioner (38 Ill. Adm. Code 1075.100 et SEQ.), the issuance and sale to the Holding Company of all of the capital stock issued by the Converted Savings Bank in connection therewith, and the issuance by the Holding Company of the Conversion Stock, in accordance with this Plan.

     SECTION 2.7 "CONVERSION APPLICATION": The term Conversion Application means the application filed by the Savings Bank and the Holding Company for approval of the Conversion by the Commissioner.

     SECTION 2.8 "CONVERSION STOCK": The term Conversion Stock means Holding Company Stock to be issued and sold by the Holding Company pursuant to the Plan or if a Holding Company is not utilized the stock to be issued and sold by the Savings Bank.

     SECTION 2.9 "CONVERTED SAVINGS BANK": The term Converted Savings Bank means the Illinois chartered stock savings bank resulting from the Conversion.

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     SECTION 2.10   "DEPOSIT ACCOUNT(S)": The term Deposit Account means a
withdrawable deposit (including, without limitations, a savings account, demand deposit account or checking account) or certificate of deposit in the Savings Bank.

     SECTION 2.11 "DIRECTOR": The term Director means a member of the Board of Directors of the Savings Bank, but does not include an advisory director, honorary director, director emeritus or person holding a similar position unless such person is otherwise performing functions similar to those of a member of the Board of Directors of the Savings Bank

     SECTION 2.12 "EFFECTIVE TIME OF THE CONVERSION": The term Effective Time of the Conversion shall mean the date and time at which the Conversion is deemed to occur and be effective in accordance with Section 4.6 hereof.

     SECTION 2.13 "ELIGIBLE ACCOUNT HOLDER": The term Eligible Account Holder means the holder of a Qualifying Deposit in the Savings Bank on December 31, 1996.

     SECTION 2.14 "ELIGIBILITY RECORD DATE": The term Eligibility Record Date means December 31, 1996.

     SECTION 2.15 "EMPLOYEE PLANS": The term Employee Plans means any employee stock benefit plans, MRPs and Stock Option Plans approved by the Board of Directors of the Savings Bank.

     SECTION 2.16 "EMPLOYEE STOCK BENEFIT PLAN": The term Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan of the Savings Bank or the Holding Company other than an MRP, such as an employee stock ownership plan, employee stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

     Section 2.17 "ESTIMATED PRICE RANGE": The term Estimated Price Range means the range of the estimated pro forma market value of the Conversion Stock as determined by an independent appraiser prior to the Subscription Offering and as may be amended from time to time thereafter.

     SECTION 2.18 "FDIC CONVERSION REGULATIONS": The term FDIC Conversion Regulations means the regulations of the FDIC governing mutual-to-stock conversions of state-chartered savings banks codified at 12 C.F.R. Section
303.15 and 333.4, respectively.

     Section 2.19 "FEDERAL RESERVE BOARD": The term Federal Reserve Board means the Board of Governors of the Federal Reserve System.

     SECTION 2.20 "HOLDING COMPANY": The term Holding Company means a corporation to be formed by the Savings Bank under state law for the purpose of becoming a holding company through the issuance and sale of its stock under the Plan, and concurrent acquisition

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of 100 percent of the Capital Stock of the Savings Bank to be issued pursuant to the Plan, unless the Holding Company form of organization is not utilized.

     SECTION 2.21 "HOLDING COMPANY STOCK": The term Holding Company Stock means any and all authorized stock of the Holding Company.

     SECTION 2.22 "MARKET MAKER": The term Market Maker means a dealer (i.e., any person who engages either for all or part of his time, directly or indirectly, as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (2) furnishes bona fide competitive bid and offer quotations on request; and (3) is ready, willing and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

     SECTION 2.23 "MEMBERS": The term Members means all persons or entities who qualify as members of the Savings Bank as of the Voting Record Date pursuant to its article of incorporation and bylaws prior to the Conversion.

     SECTION 2.24 "MRP'S": The term MRPs means any management recognition plan(s) established by the Savings Bank to induce certain Directors, Officers and employees of the Savings Bank to continue their service with the Savings Bank following the Conversion through awards of Holding Company Stock in accordance with the terms and conditions of this Plan and the documents establishing the MRPs.

     SECTION 2.25 "NET PROCEEDS": The term Net Proceeds means the number of shares of Conversion Stock sold in the Conversion multiplied by the Purchase Price, less the expenses incurred and payable by the Holding Company to complete the Conversion.

     SECTION 2.26 "OFFICER": The term Officer means an executive officer of the Savings Bank which includes the Chairman of the Board; President; Vice Presidents; the Secretary, Treasurer or principal financial officer, Comptroller or principal accounting officer, and any other person performing similar functions.

     SECTION 2.27 "ORDER FORM": The term Order Form means the form to be used for the purchase of Conversion Stock sent to Eligible Account Holders and other parties eligible to purchase Conversion Stock in the Subscription Offering and Community Offering pursuant to the Plan.

     SECTION 2.28 "OTHER MEMBERS": The term Other Members means holders of Deposit Accounts (other than Eligible Account Holders and Supplemental Eligible Account Holders) in the Savings Bank as of the Voting Record Date.

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     SECTION 2.29   "PLAN":  The term Plan means this Plan of Conversion,
under which the Savings Bank shall convert from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank as a wholly owned subsidiary of Holding Company, as originally adopted by the Board of Directors or as amended in accordance with the terms thereof.

     SECTION 2.30 "PROSPECTUS": The term Prospectus means the document by which the shares of Conversion Stock are offered for sale, as authorized for use in connection with the Conversion by the SEC and the Commissioner.

     SECTION 2.31 "PROXY STATEMENT": The term Proxy Statement means the materials utilized to solicit proxies in connection with the vote by Members on the Plan at the Special Meeting.

     SECTION 2.32 "PURCHASE PRICE": The term Purchase Price means the per share price at which Conversion Stock is ultimately sold in accordance with the terms hereof

     SECTION 2.33 "QUALIFYING DEPOSIT": The term Qualifying Deposit means the total of the deposit balance of the Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder in the Savings Bank as of the close of business on the Eligibility Record Date or, in the case of a Supplemental Eligible Account Holder, the Supplemental Eligibility Record Date, provided that Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

     SECTION 2.34 "REGISTRATION STATEMENT": The term Registration Statement means the registration statement on Form SB-2 filed by the Holding Company with the SEC.

     SECTION 2.35 "SAVINGS BANK": The term Savings Bank means Cerro Gordo Building & Loan, s.b.

     SECTION 2.36 "SEC": The term SEC means the Securities and Exchange Commission.

     SECTION 2.37 "SPECIAL MEETING": The term Special Meeting means the special meeting of Members called for the purpose of considering the Plan for approval.

     SECTION 2.38 "STOCK OPTION PLAN": The term Stock Option Plan means any stock option plan adopted by the Holding Company or the Savings Bank providing for grants of options to purchase Holding Company Stock to Directors, Officers and employees of the Holding Company and the Savings Bank in accordance with the terms and conditions of this Plan and the documents establishing the Stock Option Plan.

     SECTION 2.39 "SUBSCRIBER": The term subscriber means any Person who subscribes for shares of Conversion Stock in the Subscription Offering or the Community Offering.

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     SECTION 2.40   "SUBSCRIPTION OFFERING":  The term Subscription Offering
means the offering of shares of Conversion Stock to the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members of the Savings Bank.

     SECTION 2.41 "SUBSCRIPTION PRICE RANGE": The term Subscription Price Range is the price range established by the Savings Bank prior to the commencement of the Subscription Offering, and is based on an independent appraisal.

     Section 2.42 "SUBSCRIPTION RIGHTS": The term Subscription Rights means the nontransferable, non-negotiable, personal rights of the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members to subscribe for shares of the Conversion Stock in the Subscription Offering in accordance with this Plan.

     SECTION 2.43 "SUPPLEMENTAL ELIGIBILITY RECORD DATE": The term Supplemental Eligibility Record Date means the last day of the calendar quarter preceding the approval of the Plan by the Commissioner.

     SECTION 2.44 "SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER": The term Supplemental Eligible Account Holder means the holder of a Qualifying Deposit in the Savings Bank (other than an officer or director or their Associates) on the Supplemental Eligibility Record Date.

     SECTION 2.45 "VOTING RECORD DATE": The term Voting Record Date means the date fixed by the Board of Directors of the Savings Bank for determining the Members of the Savings Bank eligible to vote at the Special Meeting, which shall be a date at least ten (10), but not more than forty (40), days prior to the date of the Special Meeting unless otherwise approved in writing by the Commissioner.

     SECTION 2.46 "Y-3 APPLICATION": The term Y-3 Application means the application to the Federal Reserve Board on Federal Reserve Board Form FR Y-3 for approval of the Holding Company's acquisition of control of the Converted Savings Bank pursuant to the Conversion.

                                     ARTICLE III
                     CONVERSION APPROVALS AND THE SPECIAL MEETING

     SECTION 3.1    STEPS PRIOR TO SUBMISSION OF THE PLAN TO THE MEMBERS FOR
APPROVAL

     Prior to submission of the Plan to its Members for approval at the Special Meeting, the Savings Bank must receive approval of the Conversion Application from the Commissioner and an indication from the FDIC that it does not intend to object to the Plan. Prior to, and in connection with, filing the Plan for the Commissioner's approval, the Savings Bank shall take the following steps:

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     (a)  The Board of Directors of the Savings Bank shall adopt the Plan by a vote of not less than two-thirds of its entire membership.

     (b) The Savings Bank shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Savings Bank maintains an office.

     (c) A press release relating to the proposed Conversion may be submitted to the local media.

     (d) Copies of the Plan as adopted by the Board of Directors shall be made available for inspection at each office of the Savings Bank.

     (e) The Savings Bank shall file the Conversion Application with the Commissioner, the Holding Company shall file the Registration Statement with the SEC and the Y-3 Application with the Federal Reserve Board, and the Savings Bank shall notify the FDIC of the Conversion in accordance with the requirements of the FDIC Conversion Regulations. Upon receipt of advice from the Commissioner that the Conversion Application has been received and is in the prescribed form, the Savings Bank shall publish a "Notice of Filing of an Application for Approval to Convert to a Stock Savings Bank" in a newspaper of general circulation in each community in which the Savings Bank maintains an office. The Savings Bank shall prominently display a copy of such notice in each of its offices. The Savings Bank and the Holding Company shall publish such other notices of the Conversion as may be required in connection with the Y-3 Application and the Conversion Application by the regulations and policies of the Federal Reserve Board and the Commissioner, respectively.

     (f) The Savings Bank shall obtain an opinion of counsel or a favorable ruling from the Internal Revenue Service which shall state that the Conversion will not result in any gain or loss for federal income tax purposes to the Savings Bank or its Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members, and a comparable opinion or ruling from the State of Illinois taxing authorities shall be obtained with respect to Illinois income tax laws. Receipt of favorable opinions or rulings are conditions precedent to completion of the Conversion.

     (g) The Savings Bank shall cause the Holding Company to be incorporated under state law and the Board of Directors of the Holding Company shall concur in the Plan by at least a two-thirds vote. The Board of Directors of the Savings Bank intends to take all steps necessary to form the Holding Company including the filing of a Y-3 Application. In the event the Holding Company is utilized, upon the Conversion to stock form the Savings Bank will issue its Capital Stock to the Holding Company and the Holding Company will issue and sell the Conversion Stock in accordance with the Plan.

     (h) The Board of Directors of the Savings Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of

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organization in the Conversion, in which case, the Holding Company's
Registration Statement will be withdrawn from the SEC, the Savings Bank will take all steps necessary to complete the Conversion from the mutual to stock form of organization, including filing any necessary documents with the Commissioner and FDIC, and will issue and will sell the Conversion Stock in accordance with the Plan. In such event a resolicitation for the Savings Bank's Common Stock will be commenced and subscribers for the Common Stock will be required to reconfirm their orders. Any reference to the Holding Company in the Plan shall mean the Savings Bank in the event the Holding Company is eliminated in the Conversion.

     (i) The Plan shall be submitted to the Members after approval by the Commissioner and an indication is received from the FDIC that it does not intend to object to the Plan.

     SECTION 3.2  THE SPECIAL MEETING

     (a) GENERAL. Upon (1) receipt of written approval of the Conversion Application by the Commissioner, (2) the expiration of the review period established in the FDIC Conversion Regulations without extension or the issuance of a notice of objection to the Conversion by the FDIC, or receipt of a notice of no objection to the Conversion from the FDIC, whichever first occurs, and (3) the declaration of the effectiveness of the Registration Statement by the SEC, the Savings Bank shall convene a Special Meeting to approve the Plan in accordance with the Savings Bank's mutual articles of incorporation and bylaws and the requirements of the Commissioner's Conversion Regulations and the FDIC Conversion Regulations.

      (b) PROXY STATEMENT. Promptly after receipt of the approvals referenced in Section 3.2(a) and at least 10 days but not more than 40 days prior to the Special Meeting, the Savings Bank shall distribute proxy solicitation materials to all Members and beneficial owners of Deposit Accounts held in fiduciary capacities where the beneficial owners voting rights, as of the Voting Record Date.

          (i) The proxy solicitation materials shall include a copy of the Proxy Statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or the Prospectus.

         (ii) The Proxy Statement furnished to Members may be in summary form, provided that a statement is made in bold-face type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information. Without prior approval of the Commissioner, the Special Meeting shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Members. The supplemental information statement may be combined with the Prospectus if the Subscription Offering and Community Offering are commenced concurrently with or during the proxy solicitation of Members for the Special Meeting.

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        (iii)  The Savings Bank shall also advise each Eligible Account
Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Conversion and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.


     (c) VOTE REQUIREMENT. Pursuant to the Commissioner's Conversion Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Savings Bank's Members is required for approval of the Plan. Voting may be in person or by proxy. The Savings Bank may not utilize a proxy that has been previously obtained from a Voting Member to vote on matters to be presented at the Special Meeting. The Commissioner shall be promptly notified of the actions of the Members.


     (d) EFFECT OF APPROVAL. By voting in favor of the adoption of the Plan and the Conversion, the Members will be voting in favor of the adoption by the Converted Savings Bank of its articles of incorporation and bylaws.

     SECTION 3.3  PROSPECTUS DELIVERY

     (a) Prior to commencement of the Subscription Offering and Community Offering, the Holding Company shall file a Registration Statement with the SEC pursuant to the Securities Act of 1933, as amended. The Holding Company shall not distribute the final Prospectus until the Registration Statement containing the same has been declared effective by the SEC, the Conversion Application has been approved by the Commissioner and the review period established in the FDIC Conversion Regulations has expired, without extension or the issuance of a notice of objection to the Conversion by the FDIC, or the FDIC has issued a notice of no objection to the Conversion, whichever first occurs.

     (b) The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Community Offering concurrently with or during the proxy solicitation of Members. The Holding Company may close the Subscription Offering before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting.

     (c) The Savings Bank's proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers to return to the Savings Bank by a reasonable date a postage prepaid card or other written communication requesting receipt of the Prospectus with respect to the Subscription Offering, provided that if the Prospectus is not mailed concurrently with the proxy solicitation materials, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing of the proxy solicitation materials. If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Savings Bank may transmit, not more than 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supplemental

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Eligible Account Holder and other eligible subscribers who had been furnished with proxy solicitation materials a notice which shall state that the Savings Bank is not required to furnish the Prospectus to them unless they return by a reasonable date a postage prepaid card or other written communication requesting the receipt of the prospectus.

     SECTION 3.4  COMBINED SUBSCRIPTION AND COMMUNITY OFFERING

     Instead of a separate Subscription Offering, all Subscription Rights issued in connection with the Conversion may be exercised by delivery of properly completed and executed Order Forms to the Savings Bank or selling agent utilized in connection with the Community Offering. If a separate Subscription Offering is not held, orders for Conversion Stock in the Community Offering shall first be filled pursuant to the priorities and limitations stated in Section 4.2.


                                       ARTICLE IV
                              CONVERSION STOCK OFFERING

     SECTION 4.1  NUMBER OF SHARES AND PURCHASE PRICE OF SHARES

     (a) All shares of Conversion Stock sold in the Conversion, including shares sold in the Subscription Offering and Community Offering, shall be sold at a uniform price per share, referred to in this Plan as the "Purchase Price". The Purchase Price and the total number of shares to be issued in the Conversion shall be determined by the Board of Directors of the Savings Bank and the Holding Company immediately prior to the completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Converted Savings Bank. The estimated pro forma market value of the Savings Bank shall be determined for such purpose by an independent appraiser on the basis of such appropriate factors as are not inconsistent with the Commissioner's Conversion Regulations and the FDIC Conversion Regulations.

     (b) Immediately prior to the Subscription Offering, an Estimated Price Range shall be established which shall vary from 15 percent above to 15 percent below the average of the minimum and maximum of the Estimated Price Range. The number of shares offered in the Conversion shall then be determined within the Subscription Price Range by the Board of Directors of the Savings Bank and the Board of Directors of the Holding Company by dividing the minimum and maximum of the Subscription Price Range by the Purchase Price. Subject to the approval of the Commissioner and non-objection of the FDIC, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to completion of the Conversion, and under such circumstances the Savings Bank and the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan and subject to any required approval of the Commissioner and non-objection of the FDIC, no resolicitation of Subscribers shall be required and Subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion

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Stock issued in the Conversion are less than the minimum or more than 15%
above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total amount of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

     (c) If upon completion of the Subscription Offering all of the Conversion Stock is subscribed for, or if because of a limited number of unsubscribed shares or otherwise a Community Offering cannot be effected, the Purchase Price for each share of Conversion Stock will be jointly determined by the Savings Bank and the Holding Company as follows: (a) the estimated aggregate pro forma market value of the Savings Bank or the Holding Company, as the case may be, immediately after Conversion as determined by the independent appraiser, expressed in the terms of a specific aggregate dollar amount rather than as a range, upon completion of the Subscription Offering or other sale of all of the Conversion Stock shall be divided by (b) the total number of shares of Conversion Stock to be issued and sold.

     (d) Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the independent appraiser confirms to the Savings Bank and the Holding Company, if utilized, and to the Commissioner and FDIC that, to the best knowledge of the independent appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the independent appraiser to conclude that the aggregate value of Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company or the Savings Bank if no Holding Company is utilized. If such confirmation is not received, the Savings Bank may cancel the Subscription Offering and Community Offering, hold a new Subscription Offering and Community Offering or take such other action as the Commissioner and FDIC may permit.

     (e) The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable, unless subject to any limitations imposed by applicable state corporate law.

     SECTION 4.2  METHOD OF OFFERING SHARES

     The Conversion Stock shall be offered and sold in the Subscription Offering and Community Offering, or in such other manner as the Commissioner may approve, as hereinafter provided in this Section 4.2.

     (a)  SUBSCRIPTION OFFERING

     Subscription Rights shall be issued at no cost to Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members pursuant to priorities established by this Plan and the Commissioner's Conversion Regulations and the FDIC Conversion Regulations. The priorities established for the purchase of shares are as follows:

     (1)  CATEGORY 1:  ELIGIBLE ACCOUNT HOLDERS

          (A) Each Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders.

          (B) Subscription Rights received by Officers and Directors of the Savings Bank and their Associates, as Eligible Account Holders, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights pursuant to this Category.

          (C) If Eligible Account Holders subscribe for more shares of Conversion Stock than are available for purchase in the Subscription Offering, available shares of Conversion Stock shall be allocated among the Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the total amount of his or her subscription, whichever is less. Thereafter, any shares remaining shall be allocated among Eligible Account Holders in the proportion that the amount of the Qualifying Deposit of each such Eligible Account Holder bears to the total amount of the Qualifying Deposits of all such Eligible Account Holders.
 If the amount of shares so allocated to one or more Eligible Account Holders exceeds the amount subscribed for by such Eligible Account Holder(s), the excess shall be reallocated (one or more times, as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied; and

     (2)  CATEGORY 2:  EMPLOYEE STOCK BENEFIT PLANS


     Each Employee Stock Benefit Plan shall receive, without payment, Subscription Rights to purchase the number of shares of Conversion Stock requested by such Employee Stock Benefit Plan, subject to (A) the availability of sufficient shares of Conversion Stock after filing in full all subscription orders of Eligible Account Holders and (B) the purchase limitations set forth in Section 4.3 of this Plan. The Employee Stock Benefit Plans shall not be deemed to be Associates of any Director, Officer or employee of the Savings Bank. In the event that, after completion of the Subscription Offering, the number of shares of Conversion Stock to be issued is increased above the maximum of the Estimated Price Range included in the Prospectus distributed in connection with the Subscription Offering (whether or not such increase requires a resolicitation of Subscribers), the Employee Stock Benefit Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the Estimated Price Range, subject to any applicable purchase limits and stock allocation procedure. In the event the Employee Stock Benefit Plans, due to an oversubscription by Eligible Account Holders, are unable to purchase the full amount of Conversion Stock subscribed for by such Employee Stock Benefit Plans, such Employee Stock Benefit Plans may, subject to the prior approval of the FDIC, (i) contemporaneously with the consummation of the Conversion or at any time thereafter, purchase authorized but unissued shares of Holding Company Stock from the Holding Company at the then prevailing market price of the Holding Company Stock (which in the case of shares purchased contemporaneously with the consummation of the Conversion, shall be the Purchase Price) and/or (ii) following consummation of the Conversion, purchase issued and outstanding shares of Holding Company Stock in the open market.


     (3)  CATEGORY 3:  SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

          (A) Supplemental Eligible Account Holders shall receive, without payment, Subscription Rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders.

          (B) Subscription Rights received pursuant to this Category shall be subordinated to the Subscription Rights received by Eligible Account Holders and the Employee Stock Benefit Plans.

          (C) Any Subscription Rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Category 1 shall reduce to the extent thereof the Subscription Rights to be distributed pursuant to this Category.

          (D) If Supplemental Eligible Account Holders subscribe for more shares than are available for purchase, available shares of Conversion Stock shall be allocated among the Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the total amount of his or her subscription, whichever is less. Thereafter, any shares remaining shall be allocated among Supplemental Eligible Account Holders in the proportion that the amount of the Qualifying Deposit of each such Supplemental

Eligible Account Holder bears to the total amount of the Qualifying Deposits of all such Supplemental Eligible Account Holders. If the amount of shares so allocated to one or more Supplemental Eligible Account Holders exceeds the amount subscribed for by such Supplemental Eligible Account Holder(s), the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     (4)  CATEGORY 4:  OTHER MEMBERS

     Other Members shall receive Subscription Rights to purchase shares of Conversion Stock, after satisfying the subscriptions of Eligible Account Holders, Employee Stock Benefit Plans, and any Supplemental Eligible Account Holders, pursuant to Categories one, two or three above, subject to the following conditions:

          (A) Each such Other Member shall be entitled to subscribed for the greater of the maximum purchase limitation established for the Community Offering, or one-tenth of one percent of the total offering.

          (B) In the event of an oversubscription for shares of Conversion Stock by Other Member, the available shares of Conversion Stock shall be allocated among the subscribing Other Members pro rata (to the extent of their orders) in the amount of Conversion Stock subscribed for by each Other Member bears to the amount of Conversion Stock subscribed for by all Other Members.

     (b)  COMMUNITY OFFERING

          (1) Any shares of Conversion Stock not subscribed for by Eligible Account Holders, the Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members shall be sold in a Community Offering to members of the general public to whom the Prospectus and Order Form are delivered, with preference given to natural persons who reside in Piatt County, Illinois, or under such other terms and conditions as may be established by the Boards of Directors of the Savings Bank and the Holding Company and approved by the Commissioner, subject to the absence of FDIC objection thereto. The Community Offering may commence concurrently with or as soon as practicable after the completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the Commissioner. In connection with any such extension, subscribers shall be permitted to increase, decrease or rescind their subscriptions to the extent required by the Commissioner in approving any such extension. The Conversion Stock shall be offered and sold in the Community Offering at the Purchase Price and in a manner which will achieve the widest possible distribution of the Conversion Stock. The shares of Conversion Stock may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant, or investment banking firm, experienced and expert in the sale of financial institution securities. Such entities may be compensated on a fixed fee based on a commission basis, or a combination thereof.

          (2) The right to subscription for shares of Conversion Stock under this Category is subject to the right of the Savings Bank to accept or reject such subscriptions in whole or in part.

          (3) If orders are received in the Community Offering for shares in excess of the available Conversion Stock, orders accepted in the Community Offering shall first be filled in full up to a maximum of 2 percent of the Conversion Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled (subject to the maximum purchase limitation set forth in Section 4.3(b) of this Plan and the minimum purchase limitation set forth in Section 4.3(h) of this Plan).

          (4) In the event a Community Offering does not appear feasible, the Savings Bank will immediately consult the Commissioner to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Savings Bank may terminate the Conversion with the concurrence of the Commissioner.

     SECTION 4.3  LIMITATIONS UPON PURCHASES

     The following additional limitations shall be imposed upon purchases of shares of Conversion Stock:

     (a) Purchases in the Subscription Offering, including purchases in the Community Offering, by any person, and Associates thereof or a group of persons Acting in Concert, shall be limited to 5.0% of the total Conversion Stock offered in the Conversion, exclusive of any increase in the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion, except that the Employee Stock Benefit Plans may purchase up to 8 percent of the total Conversion Stock issued in the Conversion, including any shares which may be issued in the event of an increase in the Estimated Price Range to reflect changes in market and economic conditions after the consummation of the Subscription Offering and prior to the completion of the Conversion and shares to be held by the Employee Stock Benefit Plans and attributable to a person shall not be aggregated with other shares purchased by or otherwise attributable to such person.

     (b) Purchases in the Community Offering by any person, including an Associate thereof or a group of persons Acting in Concert shall be limited to 5.0% of the total Conversion Stock offered in the Conversion, exclusive of any increase in the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion.

     (c) Officers and directors of the Savings Bank and associates thereof may not purchase in the aggregate more than 35 percent of the shares issued in the Conversion.

     (d) The Savings Bank's and Holding Company's Boards of Directors will not be deemed to be Associates or a group Acting in Concert with other directors or trustees solely as a result of membership on the Board of Directors.

     (e) No person, Associate thereof, or group of persons Acting in Concert, may purchase more than 5.0% of the total Conversion Stock offered in the Conversion, exclusive of any increase in the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion, except that the Employee Stock Benefit Plans may purchase up to 8 percent of the total Conversion Stock issued in the Conversion, including any shares which may be issued in the event of an increase in the Estimated Price Range to reflect changes in market and economic conditions after consummation of the Subscription Offering and prior to the completion of the Conversion and shares held or to be held by the Employee Stock Benefit Plans and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

     (f) The Savings Bank's Board of Directors, with the approval of the Commissioner and non-objection of the FDIC and without further approval of Members, may, as a result of market conditions and other factors increase or decrease the purchase limitation in paragraphs (a), (b) and (e) above. If the Savings Bank or the Holding Company, as the case may be, increases the maximum purchase limitations, the Savings Bank or the Holding Company, as the case may be, is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Savings Bank or the Holding Company, as the case may be, resolicit certain other large subscribers. If the Savings Bank or the Holding Company, as the case may be, decreases the maximum purchase limitations, the orders of any person who subscribed for an amount in excess of the new maximum purchase amount shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person. The purchase limitation in paragraphs (a), (b) and (e) may be increased to exceed 5 percent of the shares sold in the Conversion, provided that orders for Conversion Stock exceeding 5 percent of the total offering of shares shall not in the aggregate exceed 10 percent of the total offering of shares, except that Employee Stock Benefit Plans may purchase in the aggregate up to 8 percent of the total Conversion Stock issued and not be included in the order limit.

     (g) Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law, rule or regulation. If the number of shares of Conversion Stock otherwise allocable pursuant to
Section 4.2 of this Plan to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such Person shall be reduced to the lowest purchase limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above purchase limitations, and such maximum number of shares shall be reallocated among that Person and his or her

Associates as they may agree or in the absence of an agreement, in proportion to the shares subscribed for by each (after first applying the purchase limitations applicable to each Person, separately).

     (h) To the extent that shares of Conversion Stock are available, no Subscriber will be allowed to purchase less than 25 shares of Conversion Stock

     SECTION 4.4  MAILING OF OFFERING MATERIALS AND COLLATION OF SUBSCRIPTIONS

     The sale of all shares of Conversion Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting. After approval of the Plan by the Commissioner, the expiration of the review period established in the FDIC Conversion Regulations without extension or the issuance of a notice of objection to the Conversion by the FDIC, or receipt of a notice of no objection to the Conversion from the FDIC, whichever first occurs, and the declaration of the effectiveness of the Prospectus, the Holding Company shall distribute Prospectuses and Order Forms for the purchase of shares of Conversion Stock in accordance with the terms of the Plan.

     The recipient of an Order Form shall be provided not less than 20 days nor more than 45 days from the date of mailing, unless extended, to properly complete, execute and return the Order Form to the Holding Company or the Savings Bank. Self-addressed postage prepaid, return envelopes shall accompany all Order Forms when they are made. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such eligible subscriber of any rights to purchase shares of Conversion Stock under the Plan.

     The sale of all shares of Conversion Stock proposed to be issued in connection with the Conversion must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Holding Company with the approval of the Commissioner. In the event the Subscription Offering and Community Offering are commenced prior to the date of the Special Meeting, the offer and sale of Conversion Stock pursuant thereto shall be conditioned upon approval of this Plan by the Voting Members.

     SECTION 4.5  METHOD OF PAYMENT

     Payment for all shares of Conversion Stock may be made in cash, by check or by money order, or if a subscriber has a Deposit Account in the Savings Bank such subscriber may authorize the Savings Bank to charge the subscriber's Deposit Account. The Holding Company shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Conversion Stock from the date payment is received until the Conversion is completed or terminated. The Savings Bank is not permitted knowingly to loan funds or otherwise extend any credit to any person for the purpose of purchasing Conversion Stock.

     If a subscriber authorizes the Savings Bank to charge his Deposit Account, the funds shall remain in the subscriber's Deposit Account and shall continue to earn interest, but may not be used by such subscriber until the Conversion is completed or terminated, whichever is earlier. The withdrawal shall be given effect only concurrently with the sale of all shares of Conversion Stock proposed to be sold in the Conversion and only to the extent necessary to satisfy the subscription at a price equal to the Purchase Price.
 The Savings Bank shall allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts held with the Savings Bank without the assessment of early withdrawal penalties, subject to the approval of the applicable regulatory authorities. In the case of early withdrawal of only a portion of such account, if the remaining balance of the account is less than the applicable minimum balance requirement then the remaining balance shall earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

     Employee Stock Benefit Plans may subscribe for shares by submitting an Order Form, along with evidence of a loan commitment from a financial institution or the Holding Company for the purchase of shares, during the Subscription Offering and by making payment for the shares on the date of the closing of the Conversion.

     SECTION 4.6  UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT
PAYMENT

     If an Order Form (a) is not delivered and is returned to the Holding Company or the Savings Bank by the United States Postal Service (or the Holding Company or the Savings Bank is unable to locate the addressee); (b) is not received back by the Holding Company or the Savings Bank, or is received by the Holding Company or the Savings Bank after expiration of the date specified thereon; (c) is defectively completed or executed; (d) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the Subscribers' Deposit Accounts are insufficient to cover the authorized withdrawal for the required payment); or (e) is submitted by or on behalf of a Person whose representations the Boards of Directors of the Savings Bank or the Holding Company believe to be false or they otherwise believe, either alone or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such person failed to return the completed Order Form within the period specified therein. The Subscription Rights of the person to whom such rights have been granted shall not be honored and shall be treated as though such person failed to return the completed Order Form within the time period specified therein.
Alternatively, the Holding Company or the Savings Bank may, but shall not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Conversion Stock subscribed for by such date as the Holding Company or the Savings Bank may specify. Subscription orders, once tendered, shall not be revocable. The Holding Company's and the Savings Bank's interpretation of the terms and conditions of the Plan and of the Order Forms shall be final.

     SECTION 4.7  MEMBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES

     The Holding Company shall make reasonable efforts to comply with the securities laws of all states of the United States in which persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. However, no such person shall be offered or receive any such shares under the Plan who resides in a foreign country or who resides in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares of Conversion Stock reside in such state; (b) the granting of Subscription Rights or offer or sale of shares of Conversion Stock to such persons would require the Holding Company to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impractical for reasons of cost or otherwise.

     SECTION 4.8  RESTRICTIONS ON AND OTHER CHARACTERISTICS OF STOCK BEING
SOLD

     (a) TRANSFERABILITY. Conversion Stock purchased by persons other than Officers and Directors shall be transferable without restriction. Conversion Stock purchased by Officers and Directors shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition following the death of the original purchaser.

          The Conversion Stock issued by the Holding Company to Officers and Directors shall bear a legend giving appropriate notice of the one year holding period restriction. Said legend shall state as follows:

          "The shares evidenced by this certificate are restricted as to transfer for a period of one year from the date of this certificate pursuant to Regulations of the Commissioner of Savings and Residential Finance for the State of Illinois. These shares may not be transferred prior thereto without a legal opinion of counsel that said transfer is permissible under the provisions of applicable laws and regulations."

          In addition, the Holding Company shall give appropriate instructions to the transfer agent of the Holding Company's stock with respect to the foregoing restrictions. Any shares of Holding Company Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Officers and Directors as may then be applicable to such restricted stock.

          Without prior approval of the Commissioner, Officers and Directors, and their associates, shall be prohibited for a period of three years following completion of the Conversion from purchasing outstanding shares of Holding Company Stock, except from a broker or dealer registered with the SEC Notwithstanding this restriction, purchases involving more than one percent of the total outstanding shares of Holding Company Stock and purchases made and shares held by an Employee Stock Benefit Plan (whether or not the plan is tax-qualified) which may be attributable to Officers or Directors may be made in negotiated transactions without the Commissioner's permission or the use of a broker or dealer.

     (b) STOCK REPURCHASES AND DIVIDEND RIGHTS. Pursuant to the FDIC Conversion Regulation, the Holding Company may not, for a period of one year after the Conversion, repurchase its stock from any person except when compelling and valid business reasons are established. Thereafter, stock repurchases would be considered by the FDIC on a case-by basis under Section 18(i)(1) of the FDI Act (12 U.S.C 1828(i)(1)) which prohibits state nonmember banks from reducing or retiring capital without the prior consent of the FDIC. Although the Commissioner's Conversion Regulations would permit the Holding Company to repurchase its stock under certain circumstances during the one year period after the Conversion, the FDIC Conversion Regulations would supersede this authority, however, during the second and third year after the Conversion, the Holding Company may repurchase its stock according to the Commissioner's Conversion Regulations (but also subject to FDIC approval) subject to approval by the Commissioner. The Commissioner's Conversion Regulations permit the Holding Company to repurchase its stock under the following circumstances: (i) an offer by the Holding Company to all stockholders on a pro rata basis which is approved by the Commissioner, (ii) the repurchase of qualifying shares of a Director, (iii) a purchase in the open market by an Employee Stock Benefit Plan (whether or not the plan is tax-qualified) of the Savings Bank, and open market repurchases of its outstanding stock, provided that no more than 10 percent of the Holding Company's outstanding stock is to be purchased during any six month period, and the Converted Savings Bank's regulatory capital would not be reduced below the amount required under applicable law, and the repurchases would not adversely affect the financial condition of the Savings Bank.

          Present regulations also provide that after the Conversion the Savings Bank may not declare or pay a cash dividend on or repurchase any of its Capital Stock if the result thereof would be to reduce the capital of the Savings Bank below (a) the amount required for the liquidation account described below, (b) the amount required by the Commissioner, or (c) the amount required by federal law.

          The above limitations shall not preclude payments of dividends or repurchases of Holding Company Stock in the event applicable federal regulatory limitations are liberalized subsequent to the Conversion.

     (c) VOTING RIGHTS. After the Conversion, Members shall not have voting rights in the Savings Bank or the Holding Company. Exclusive voting rights with respect to the Holding Company shall be vested in the holders of the stock issued by the Holding Company and the Holding Company will have exclusive voting rights with respect to the Savings Bank's Capital Stock. Each stockholder of the Holding Company shall be entitled to vote on any matters coming before the stockholders of the Holding Company for consideration, and holders of Holding Company Stock shall be entitled to one vote for each share of stock owned by such stockholders.

                                      ARTICLE V.
                                 LIQUIDATION ACCOUNT

     (a) After the Conversion, holders of Deposit Accounts shall not be entitled to share in any residual assets in the event of liquidation of the Savings Bank. However, pursuant to the Commissioner's Conversion Regulations, the Savings Bank shall at the time of the Conversion, establish a liquidation account in an amount equal to its total net worth as of the date of the latest statement of financial condition contained in the final Prospectus. The function of the liquidation account shall be to establish a priority on liquidation, and the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

     (b) The liquidation account shall be maintained by the Savings Bank subsequent to the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Deposit Accounts in the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     (c) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's Qualifying Deposit in the Deposit Account and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     (d) If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date is less than the lesser of (a) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (b) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increase notwithstanding any increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount balance shall be reduced to zero.

     (e) In the event of a complete liquidation of the Savings Bank (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Deposit Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities or similar transactions with another federally insured institution in which the Savings Bank is not the surviving institution shall be considered to be a complete liquidation. In any such transaction, the liquidation account shall be assumed by the surviving institution.

                                      ARTICLE VI.
                              CONSUMMATION OF CONVERSION

     SECTION 6.1   CONSUMMATION OF CONVERSION.  Subject to satisfaction of
the terms      and conditions of this Plan, the Conversion shall be
consummated as promptly as practicable following the completion of the offering of Conversion Stock contemplated by Article VI of this Plan, as follows:

     (a) the Savings Bank shall take such actions as may be necessary or appropriate under applicable law and regulations to adopt stock savings bank articles of incorporation and bylaws;

     (b) the Converted Savings Bank shall issue and sell the Capital Stock to the Holding Company;

     (c) the Holding Company shall issue and sell the Conversion Stock to the Subscribers whose subscriptions were accepted by the Savings Bank and the Holding Company; and

     (d) the Holding Company shall pay to the Converted Savings Bank, as consideration for the issuance of the Capital Stock, 50 percent of the Net Proceeds (or such other amount as may be authorized by the Commissioner in approving the Conversion.)

     SECTION 6.2 EFFECTIVE TIME OF CONVERSION. The Conversion shall be deemed to occur and shall be effective upon completion of all actions necessary or appropriate under applicable federal and state statutes and regulations and the policies of the Commissioner for the adoption by the Savings Bank of stock savings bank articles of incorporation and the issuance and sale by the Holding Company of all shares of the Conversion Stock.

                                     ARTICLE VII.
                               POST-CONVERSION MATTERS

     SECTION 7.1  POST CONVERSION FILING AND MARKET MAKING

     (a) In connection with the Conversion, the Holding Company shall register its Conversion Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such Conversion Stock for a period of three years thereafter.

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     (b)  The Holding Company shall use its best efforts to encourage and assist various Market Makers to establish and maintain a market for the shares of its stock. The Holding Company shall also use its best efforts to list its stock through the National Association of Securities Dealers Automated Quotation System or on a national or regional securities exchange.

     SECTION 7.2  STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO
CONVERSION

     All Deposit Accounts in the Savings Bank shall retain the same status after Conversion as these accounts had prior to Conversion. Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or accounts in the Savings Bank after the Conversion, equal in amount to the withdrawable value of such holder's Deposit Account or accounts prior to Conversion. All Deposit Accounts will continue to be insured by the Savings Association Insurance Fund of the FDIC up to the applicable limits of insurance coverage. All loans shall retain the same status after the Conversion as they had prior to the Conversion.

     SECTION 7.3  DIRECTORS AND OFFICERS OF THE CONVERTED SAVINGS BANK

     Each person serving as a Director of the Savings Bank at the time of Conversion shall continue to serve as a member of the Converted Savings Bank's Board of Directors, subject to the Converted Bank's articles of incorporation and bylaws. The persons serving as Officers immediately prior to the Conversion will continue to serve at the discretion of the Board of Directors in their respective capacities as Officers of the Converted Savings Bank. In connection with the Conversion, the Savings Bank may enter into employment and/or severance agreements on such terms and with such Officers as shall be determined by the Board of Directors of the Savings Bank.

     SECTION 7.4  EXECUTIVE COMPENSATION

     The Savings Bank may adopt, subject to any required approvals, executive compensation or other benefit programs including but not limited to compensation plans involving stock options, stock appreciation rights, restricted stock grants, employee recognition programs and the like.

     SECTION 7.5  OTHER EFFECTS OF THE CONVERSION

     The reserves, surplus and creditor obligations of the Savings Bank shall be assumed by the Converted Savings Bank. The Savings Bank shall continue to maintain its home office at 229 East South Street, Cerro Gordo, Illinois. Upon completion of the Conversion, the Savings Bank will operate as an Illinois stock savings bank as a wholly-owned subsidiary of the Holding Company.

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                                    ARTICLE VIII.
                                    MISCELLANEOUS

     SECTION 8.1  EXPENSES OF THE CONVERSION

     The Holding Company and the Savings Bank shall use their best efforts to ensure that expenses incurred in connection with the Conversion shall be reasonable.

     SECTION 8.2  EMPLOYEE PLAN MATTERS

     The Holding Company and the Savings Bank are authorized to adopt an Employee Stock Benefit Plan or Plans in connection with the Conversion, including without limitation an employee stock ownership plan. Subsequent to the Conversion, the Holding Company and the Savings Bank are authorized to adopt non-tax qualified employee stock benefit plans, including without limitation, MRPs and Stock Option Plans for directors, officers and employees, provided however that, with respect to any such plan implemented during the one-year period subsequent to the date of the Conversion, any such plan (i) shall be disclosed in the proxy solicitation materials for the Special Meeting and in the Prospectus; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion; (iii) in the case of MRPs, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion; (iv) shall be submitted for approval by the holders of the common stock of the Holding Company no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the Commissioner.

     SECTION 8.3  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Savings Bank shall be final, subject to the authority of the Commissioner and the FDIC.

                                     ARTICLE IX.
                           AMENDMENT OR TERMINATION OF PLAN

     (a) If necessary or desirable, the Plan may be amended by a two-thirds vote of the Savings Bank's Board of Directors at any time prior to submission of the Plan and proxy solicitation materials to the Members. At any time after submission of the Plan and proxy solicitation materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors only with the concurrence of the Commissioner. The Plan may be terminated by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting, and at any time following such Special Meeting with the concurrence of the Commissioner. In its discretion, the Board of Directors may modify or terminate the Plan upon

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the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members.

     (b) This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting.

     (c) In the event that mandatory new regulations pertaining to conversions are adopted by the Commissioner and/or the FDIC prior to the completion of the Conversion, the Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another meeting of Members. In the event that new conversion regulations adopted by the Commissioner and/or the FDIC prior to completion of the Conversion contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another meeting of Members.

     (d) By adoption of the Plan, the Members authorize the Board of Directors to amend and/or terminate the Plan under the circumstances set forth above.

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